Quarterly Investor Update

Fiscal 3Q15

January 26, 2016

#MoveForward

SPRINT REPORTS HIGHEST POSTPAID PHONE NET ADDITIONS IN THREE YEARS, LOWEST-EVER THIRD QUARTER POSTPAID CHURN, AND INCREASES ADJUSTED EBITDA* GUIDANCE WITH THIRD FISCAL QUARTER 2015 RESULTS

•	Operating loss of $197 million and Adjusted EBITDA* of $1.9 billion

◦	Nearly $800 million of year-to-date reduction in cost of service and selling, general, and administrative expenses builds momentum for 2016 targets

•	Raising fiscal year 2015 Adjusted EBITDA* guidance from previous expectation of $6.8 billion to $7.1 billion to a range of $7.7 billion to $8 billion

◦	Preliminary estimate for fiscal year 2016 Adjusted EBITDA* of approximately $9.5 billion to $10 billion

•	Sprint platform postpaid net additions of 501,000 improved by 471,000 year-over-year

◦	Highest postpaid net ports on record and net port positive for the fourth consecutive quarter

•	Sprint platform postpaid phone net additions of 366,000 compared to net losses of 205,000 in the prior year quarter - an improvement of 571,000 year-over-year

◦	Highest net additions in three years and positive for the second consecutive quarter

•	Lowest-ever third quarter Sprint platform postpaid churn of 1.62 percent improved 68 basis points from the prior year quarter

◦	Best year-over-year improvement in 12 years

•	Significant steps taken to improve liquidity

◦	Completed first sale-leaseback transaction with Mobile Leasing Solutions, LLC, providing $1.1 billion in cash in December

◦	Increased existing receivables facility by $1 billion to $4.3 billion of total capacity

•	Network performing at best-ever levels across voice and data metrics with average download speeds more than tripling over the last two years

◦	Delivered the fastest download speeds of any national carrier according to Nielsen crowd-sourced data

◦	Most metro RootMetrics® RootScore® awards in the company’s history in the second half of 2015

	TABLE OF CONTENTS

	Customer Metrics	3
	Sales	5
	Network	6
	Financials	7
The Sprint Quarterly Investor Update is a publication of the Sprint Investor Relations department, which can be reached by phone at 1-800-259-3755 or via e-mail at investor.relations@sprint.com.	Financial and Operational Results Tables	11
	Notes to the Financial Information	18
	Financial Measures	19
Trended financial performance metrics can also be found on our Investor Relations website at sprint.com/investors.	Safe Harbor	20

Sprint continues to focus on attracting and retaining more postpaid phone customers by providing a compelling value proposition, including the recently introduced 50 percent off Verizon, AT&T and T-Mobile rate plans promotion, which has been extended to Feb. 11 because of its popularity. A better network experience has also resulted in dramatic year-over-year improvements in postpaid churn. For the second quarter in a row, the company reported positive postpaid phone net additions and posted year-over-year growth in wireless service revenues plus installment plan billings and lease revenue, which is a better representation of the total service and equipment charges on its customers’ monthly bills.

The company had 58.4 million connections at the end of the quarter, all of which were on the Sprint platform, including 30.9 million postpaid, 14.7 million prepaid, and 12.8 million wholesale and affiliate connections. The Sprint platform had 491,000 net additions in the current quarter compared with 1.1 million in the previous quarter and 967,000 in the year-ago period. The year-over-year and sequential reduction in net additions was primarily due to higher prepaid net losses, partially offset by stronger postpaid phone net additions. The sequential decrease was also impacted by lower wholesale net additions. The company has added nearly 3.5 million Sprint platform net additions over the last four quarters.

Postpaid^

•
Net additions were 501,000 during the quarter compared to 30,000 in the year-ago period and 378,000 in the prior quarter. As a result of expanding the recently launched Boost and Virgin loyalty program, customers who join the program will no longer be included in the postpaid customer base. The year-over-year improvement was driven by lower churn while the sequential improvement was primarily driven by higher phone gross additions. The company had the highest postpaid net ports on record and was net port positive for the fourth consecutive quarter.

•
Churn of 1.62 percent was the lowest ever for a fiscal third quarter, and compared to 2.30 percent for the year-ago period and 1.54 percent in the prior quarter. The 68 basis point year-over-year improvement, the best year-over-year improvement in 12 years, was primarily driven by improved quality of recently acquired customers and improved network experience, while the sequential increase was driven by seasonality. The last three quarters are the lowest in company history.

•
Phone net additions of 366,000 compared to net losses of 205,000 for the year-ago period and net 62,000 additions in the prior quarter. This quarter represents the highest postpaid phone net additions in the last three years. The year-over-year improvement was primarily

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	^ indicates results specific to Sprint Platform 3

driven by lower churn, while the sequential increase was driven by an increase in prime credit quality phone gross additions. The company ended the quarter with 25.3 million phone connections.

•
Tablet net additions were 82,000 in the quarter compared to 189,000 for the year-ago period and 228,000 for the prior quarter. Both the year-over-year and sequential decline were mostly due to lower gross additions as the company continues to focus on growing phone connections. The company ended the quarter with 3.2 million tablet connections.

•	Average Postpaid Subscribers per Account of 2.72 at quarter end compared to 2.60 in the prior year period and 2.70 in the prior quarter.

Prepaid^

•
Net losses of 491,000 during the quarter compared to net additions of 410,000 in the year-ago quarter and net losses of 188,000 in the prior quarter. The year-over-year and sequential declines were mostly driven by increased competitive pressure and less promotional activity.

•
Churn was 5.82 percent compared to 3.94 percent for the year-ago period and 5.06 percent for the prior quarter. The increases in year-over-year and sequential churn were primarily due to an increase in competitive offers in the market.

Wholesale & Affiliate^

•	Net additions were 481,000 in the quarter compared to 527,000 in the year-ago quarter and 866,000 in the prior quarter. Connected devices represented the majority of the net additions.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	^ indicates results specific to Sprint Platform 4

Retail Sales were 8.2 million during the quarter compared to 9.0 million in the year-ago quarter and 7.5 million in the prior quarter. The year-over-year decrease was mostly driven by fewer postpaid upgrades, while the sequential increase was mostly due to seasonally higher postpaid phone sales.

Postpaid^

•
Device financing take rate was 65 percent for the quarter (55 percent on leasing and 10 percent on installment plans), compared to 46 percent for the year-ago period (25 percent on leasing and 21 percent on installment plans) and relatively flat sequentially. At the end of the quarter, 44 percent of the postpaid connection base was active on a device financing agreement (30 percent on leasing and 14 percent on installment plans), compared to 18 percent in the year-ago quarter and 37 percent in the prior quarter.

•
Upgrade rate was 9.3 percent during the quarter compared to 11.5 percent for the year-ago quarter and 7.8 percent for the prior quarter. The year-over-year decrease was mostly due to a lower percentage of the base being eligible for upgrades compared to the prior year, while the sequential increase was due to seasonality.

•
Tri-band phones represented 64 percent of the 25.3 million ending postpaid phone connection base compared to 27 percent at the end of the year-ago quarter and 54 percent at the end of the prior quarter. During the quarter, 93 percent of postpaid phones sold were tri-band, an increase from 78 percent in the year-ago period and 89 percent in the prior quarter.

•
Two-channel (2x20 MHz) carrier aggregation capable phones, which allow for higher data speeds, were 76 percent of postpaid phones sold during the quarter, increasing the number of these phones within the phone base to 21 percent.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	^ indicates results specific to Sprint Platform 5

Sprint’s new LTE Plus Network DELIVERS faster download speeds than Verizon, AT&T and T-Mobile

Sprint remains focused on building a network that delivers the consistent reliability, capacity and speed that customers demand, and its recent deployment of two-channel (2x20 MHz) carrier aggregation in the 2.5 GHz band is driving network performance that is beating the competition. An analysis of Nielsen Mobile Performance crowd-sourced data from October through December 2015 showed that Sprint’s LTE Plus Network beat Verizon, AT&T and T-Mobile by delivering the fastest LTE download speeds. The company has deployed its LTE Plus Network in more than 150 major markets across the country and has plans for expansion in the coming months.

Additionally, independent mobile analytics firm RootMetrics® awarded Sprint a company record 212 first-place (outright or shared) RootScore® Awards for overall, reliability, speed, data, call, or text network performance in the 125 metro markets measured in the second half of 2015, beating T-Mobile for the first time ever and receiving 57 percent more awards than the prior year periodi. The company also saw median downlink speeds in these metro markets more than triple on average from the first half of 2014 testing period and measured the fastest median download speeds of any carrier in 16 cities, including Austin, Dallas, Denver, Houston, Indianapolis, Kansas City, and Phoenix.

The company remains committed to its plan of significantly densifying the network through the deployment of small cells to further improve network performance and customer experience.

i Rankings and underlying data metrics based on 125 RootMetrics Metro RootScore Reports from 2H 2014 and 2H 2015 for mobile performance as tested on best available plans and devices on four mobile networks across all available network types. 16 markets that measured the fastest median download speeds in 2H 2015: Austin, TX; Chattanooga, TN; Corpus Christi, TX; Dallas, TX; Denton, TX; Denver, CO; Houston, TX; Indianapolis, IN; Kansas City, MO; McAllen, TX; Ogden, UT; Phoenix, AZ; Spokane, WA; Toledo, OH; Wichita, KS; and Youngstown, OH . Your experiences may vary. The RootMetrics award is not an endorsement of Sprint. Visit www.rootmetrics.com for more details.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	6

Revenues

•
Net operating revenues of $8.1 billion for the quarter decreased 10 percent year-over-year, but have stabilized over the last three quarters, and grew two percent sequentially. The year-over-year decline was due to lower wireless service revenue, primarily related to customer shifts to rate plans associated with device financing options, and lower equipment revenue due to a shift from installment billing and subsidized sales, which recognize more revenue at the point of sale, to leasing sales, which recognize revenue over time.

•
Wireless service revenue + installment plan billings and lease revenue represents total service and equipment charges on customers’ monthly bills. The combined revenue of $7.1 billion for the quarter increased one percent year-over-year and was flat sequentially. The year-over-year increase was primarily due to higher lease revenue and growth in postpaid phone customers.

•
Wireline revenues of $581 million for the quarter declined $111 million year-over-year and $28 million sequentially. The year-over-year and sequential declines were primarily driven by lower voice rates and volumes.

•
Postpaid Phone Average Billings Per User (ABPU)^* of $70.99 for the quarter increased three percent year-over-year and was flat sequentially. The year-over-year increase was primarily related to higher lease revenue associated with device financing, partially offset by a shift to lower priced rate plans offered in conjunction with device financing options.

•
Postpaid Average Billings Per Account (ABPA)^* of $167.11 for the quarter increased four percent year-over-year and was flat sequentially. The year-over-year increase was due to higher lease revenue, in addition to growth in lines per account, partially offset by lower rate plans offered in conjunction with device financing options.

•
Prepaid Average Revenue Per User (ARPU)^ of $27.44 for the quarter increased one percent year-over-year and decreased one percent sequentially. The year-over-year increase was primarily driven by changes in the mix of our customer base among our prepaid brands. The sequential decrease was mostly driven by a shift to lower priced rate plans.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	^ indicates results specific to Sprint Platform 7

Operating Expenses

•
Cost of services of $2.3 billion for the quarter increased $18 million year-over-year and decreased $105 million sequentially. The year-over-year increase was due to higher wireless service and repair costs, which were mostly offset by lower wireline cost of service and wireless roaming expenses. The sequential decrease was impacted by seasonally lower roaming expenses and wireless service and repair expenses.

•
Cost of products of $1.6 billion for the quarter declined $1.4 billion year-over-year and increased $299 million sequentially. The year-over-year decrease was related to lower retail sales volumes and the higher adoption of device leasing options, for which the associated cost is recorded as depreciation expense as opposed to cost of products. The increase from the prior quarter was due to seasonally higher sales volumes, as well as the lease payments associated with the sale-leaseback transaction with Mobile Leasing Solutions, LLC.

•
SG&A expenses of $2.1 billion for the quarter decreased by $518 million year-over-year and $95 million sequentially. The year-over-year decrease was primarily driven by lower bad debt expense as our customer credit profile improved, lower marketing spend, and general and administrative expense reductions. The sequential decrease was primarily driven by lower marketing and general and administrative expenses, partially offset by seasonally higher selling expenses.

•
Depreciation and amortization expense of $1.9 billion for the quarter increased $545 million year-over-year and $122 million sequentially. Both the year-over-year and sequential increases were primarily related to depreciation of devices associated with our leasing options. Leased device depreciation was $535 million in the quarter, $54 million in the prior year, and $420 million in the prior quarter. Depreciation related to devices sold to Mobile Leasing Solutions, LLC will no longer be included in Sprint’s financial results.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	8

Adjusted EBITDA* & Operating Loss

•
Adjusted EBITDA* was $1.9 billion for the quarter compared to $1.0 billion in the year-ago quarter and $2.0 billion in the prior quarter. Adjusted EBITDA* increased 82 percent year-over-year, as expense reductions more than offset the decline in operating revenues. Total expenses improved primarily because of lower cost of product expenses related to device leasing options for which the associated cost is recorded as depreciation expense, and over $500 million of lower selling, general, and administrative expenses. Sequentially, Adjusted EBITDA* decreased by five percent. The decrease was driven by a higher cost of products, and was partially offset by lower cost of services, and lower selling, general and administrative expenses.

•
Operating loss of $197 million compares to an operating loss of $2.5 billion in the year-ago quarter, and an operating loss of $2 million in the prior quarter. The year-over-year improvement was approximately $2.3 billion. Adjusting for the $209 million of severance and exit costs in the current quarter and a non-cash impairment charge of approximately $2.1 billion in the prior year quarter, operating loss would have improved by approximately $400 million year-over-year. The decrease sequentially was impacted by higher depreciation expense and severance costs in the current quarter.

Capital Expenditures & Free Cash Flow*

•
Cash capital expenditures were $1.6 billion in the quarter compared to $1.6 billion in the year-ago quarter and $1.7 billion in the prior quarter. Capital expenditures for leased devices were $607 million in the current quarter compared to $143 million in the year-ago quarter and $573 million in the prior quarter. Year-over-year, new spending for leased devices in our indirect channels has offset the decrease in network spending, which benefitted from software driven deployments of capacity through carrier aggregation. The sequential decrease of $134 million was primarily driven by lower network capital expenditures.

•
Free Cash Flow* was negative $797 million for the quarter compared to negative $1.8 billion in the year-ago quarter and negative $100 million in the prior quarter. The current quarter free cash flow* includes $800 million related to cash received from the receivables facility, while the prior quarter includes $400 million related to cash received from the receivables facility.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	9

Liquidity & Debt

•
Total liquidity was $6 billion at the end of the quarter, including $2.2 billion of cash, cash equivalents and short-term investments, $3 billion of undrawn borrowing capacity under the revolving bank credit facility, and approximately $800 million of undrawn availability under the receivables facility. In addition, the company had approximately $600 million of availability under vendor financing agreements that can be used toward the purchase of 2.5 GHz network equipment, with approximately $500 million of additional availability coming in April. During the quarter, the company closed two significant transactions that immediately improved its liquidity position.

•
The company completed the first sale-leaseback transaction with Mobile Leasing Solutions, LLC providing a $1.1 billion cash infusion, as well as creating a repeatable structure for the company to mitigate the working capital impacts associated with the leasing model.

•
Amended existing receivables facility to include the sale of certain future lease receivables, thus increasing the maximum funding limit by $1 billion to a total of $4.3 billion. These future lease receivables are related to devices not included in the aforementioned sale-leaseback transaction with Mobile Leasing Solutions, LLC.

Device Financing

•
There were no net installment receivables at quarter end, due to a sale in October of approximately $1.2 billion under the receivables facility. Net installment receivables were $1.5 billion at end of the year-ago quarter and $1.1 billion in the prior quarter.

•
Leased devices included in net PP&E at the end of the quarter were $3.3 billion compared to $937 million in the prior year and $3.6 billion in the prior quarter. The $2.4 billion increase from the prior year was due to the growth of leasing sales. The $288 million sequential decrease was due to the sale of leased devices as part of the sale-leaseback transaction with Mobile Leasing Solutions, LLC, partially offset by additional leasing sales to customers.

Financial Outlook
●
As a result of accelerated cost reductions, the company is raising its guidance for fiscal year 2015 Adjusted EBITDA* from its previous expectation of $6.8 billion to $7.1 billion to a range of $7.7 billion to $8 billion.

	●	The company continues to expect fiscal year 2015 cash capital expenditures to be approximately $5 billion, excluding the impact of leased devices sold through indirect channels.

●
The company is also raising its guidance for fiscal year 2015 operating income from its previous expectation of an operating loss of $50 million to $250 million to operating income of $100 million to $300 million.

	●	The company’s preliminary estimate for fiscal year 2016 Adjusted EBITDA* is approximately $9.5 billion to $10 billion.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	10

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14
Sprint platform (1):
Net additions (losses) (in thousands)
Postpaid	501	378	30	1,189	(423)
Prepaid	(491)	(188)	410	(1,045)	(97)
Wholesale and affiliate	481	866	527	2,078	1,857
Total Sprint platform wireless net additions	491	1,056	967	2,222	1,337

End of period connections (in thousands)
Postpaid	30,895	30,394	29,495	30,895	29,495
Prepaid	14,661	15,152	15,160	14,661	15,160
Wholesale and affiliate	12,803	12,322	10,233	12,803	10,233
Total Sprint platform end of period connections	58,359	57,868	54,888	58,359	54,888

Churn
Postpaid	1.62%	1.54%	2.30%	1.57%	2.18%
Prepaid	5.82%	5.06%	3.94%	5.31%	4.05%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	1,676	1,576	1,180	1,676	1,180
Wholesale and affiliate	7,930	7,338	5,175	7,930	5,175
Total	9,606	8,914	6,355	9,606	6,355

Supplemental data - total company
End of period connections (in thousands)
Sprint platform (1)	58,359	57,868	54,888	58,359	54,888
Transactions (2)	—	710	1,041	—	1,041
Total	58,359	58,578	55,929	58,359	55,929

Sprint platform ARPU (1) (a)
Postpaid	$52.48	$53.99	$58.90	$53.97	$60.52
Prepaid	$27.44	$27.66	$27.12	$27.64	$27.23
NON-GAAP RECONCILIATION - ABPA*, POSTPAID PHONE ARPU and ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, ARPU, and ABPU*)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14
Sprint platform ABPA* (1)
Postpaid service revenue	$4,813	$4,893	$5,202	$14,670	$16,132
Add: Installment plan billings and lease revenue	831	694	288	2,079	618
Total for Sprint platform postpaid connections	$5,644	$5,587	$5,490	$16,749	$16,750

Sprint platform postpaid accounts (in thousands)	11,261	11,197	11,341	11,211	11,538
Sprint platform postpaid ABPA* (b)	$167.11	$166.26	$161.35	$166.00	$161.27

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14
Sprint platform postpaid phone ARPU and ABPU* (1)
Postpaid phone service revenue	$4,529	$4,608	$4,933	$13,819	$15,323
Add: Installment plan billings and lease revenue	802	665	276	1,998	588
Total for Sprint platform postpaid phone connections	$5,331	$5,273	$5,209	$15,817	$15,911

Sprint platform postpaid average phone connections (in thousands)	25,040	24,886	25,163	24,927	25,578
Sprint platform postpaid phone ARPU (a)	$60.30	$61.71	$65.35	$61.60	$66.57
Sprint platform postpaid phone ABPU* (c)	$70.99	$70.62	$69.01	$70.51	$69.12
(a) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections.
Sprint platform postpaid phone ARPU represents revenues related to our postpaid phone connections.
(b) Sprint platform postpaid ABPA* is calculated by dividing service revenue earned from connections plus installment plan billings and lease revenue by the sum of the monthly average number of accounts during the period.
(c) Sprint platform postpaid phone ABPU* is calculated by dividing postpaid phone service revenue earned from postpaid phone connections plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	11

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Net operating revenues
Service revenue	$6,683	$6,880	$7,272	$20,600	$22,404
Equipment revenue	1,424	1,095	1,701	3,509	3,846
Total net operating revenues	8,107	7,975	8,973	24,109	26,250
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	2,348	2,453	2,330	7,194	7,279
Cost of products (exclusive of depreciation and amortization below)	1,589	1,290	2,952	4,244	7,482
Selling, general and administrative	2,129	2,224	2,647	6,540	7,232
Depreciation and amortization	1,865	1,743	1,320	5,196	3,895
Impairments (3)	—	85	2,133	85	2,133
Other, net	373	182	131	548	442
Total net operating expenses	8,304	7,977	11,513	23,807	28,463
Operating (loss) income	(197)	(2)	(2,540)	302	(2,213)
Interest expense	(546)	(542)	(506)	(1,630)	(1,528)
Other income, net	4	5	10	13	19
Loss before income taxes	(739)	(539)	(3,036)	(1,315)	(3,722)
Income tax (expense) benefit	(97)	(46)	657	(126)	601
Net loss	$(836)	$(585)	$(2,379)	$(1,441)	$(3,121)

Basic and diluted net loss per common share	$(0.21)	$(0.15)	$(0.60)	$(0.36)	$(0.79)
Weighted average common shares outstanding	3,970	3,969	3,957	3,969	3,950
Effective tax rate	-13.1%	-8.5%	21.6%	-9.6%	16.1%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Net loss	$(836)	$(585)	$(2,379)	$(1,441)	$(3,121)
Income tax expense (benefit)	97	46	(657)	126	(601)
Loss before income taxes	(739)	(539)	(3,036)	(1,315)	(3,722)
Other income, net	(4)	(5)	(10)	(13)	(19)
Interest expense	546	542	506	1,630	1,528
Operating (loss) income	(197)	(2)	(2,540)	302	(2,213)
Depreciation and amortization	1,865	1,743	1,320	5,196	3,895
EBITDA* (4)	1,668	1,741	(1,220)	5,498	1,682
Impairments (3)	—	85	2,133	85	2,133
Severance and exit costs (5)	209	25	22	247	333
Litigation (6)	21	157	91	178	91
Partial pension settlement (7)	—	—	59	—	59
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	(41)	(20)	(41)
Adjusted EBITDA* (4)	$1,898	$2,008	$1,044	$5,988	$4,257
Adjusted EBITDA margin*	28.4%	29.2%	14.4%	29.1%	19.0%
Selected items:
Cash paid for capital expenditures - network and other	$994	$1,162	$1,425	$3,958	$3,814
Cash paid for capital expenditures - leased devices	$607	$573	$143	$1,724	$143

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	12

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Net operating revenues
Service revenue
Sprint platform (1):
Postpaid	$4,813	$4,893	$5,202	$14,670	$16,132
Prepaid	1,224	1,259	1,215	3,783	3,633
Wholesale, affiliate and other	182	185	191	548	535
Total Sprint platform	6,219	6,337	6,608	19,001	20,300

Total transactions (2)	27	84	124	216	409
Total service revenue	6,246	6,421	6,732	19,217	20,709

Equipment revenue	1,424	1,095	1,701	3,509	3,846
Total net operating revenues	7,670	7,516	8,433	22,726	24,555

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	2,031	2,111	1,902	6,147	5,939
Cost of products (exclusive of depreciation and amortization below)	1,589	1,290	2,952	4,244	7,482
Selling, general and administrative	2,041	2,136	2,545	6,273	6,937
Depreciation and amortization	1,812	1,694	1,259	5,046	3,703
Impairments (3)	—	85	1,900	85	1,900
Other, net	353	181	107	526	378
Total net operating expenses	7,826	7,497	10,665	22,321	26,339
Operating (loss) income	$(156)	$19	$(2,232)	$405	$(1,784)

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Operating (loss) income	$(156)	$19	$(2,232)	$405	$(1,784)
Impairments (3)	—	85	1,900	85	1,900
Severance and exit costs (5)	189	24	21	225	292
Litigation (6)	21	157	84	178	84
Partial pension settlement (7)	—	—	43	—	43
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	(41)	(20)	(41)
Depreciation and amortization	1,812	1,694	1,259	5,046	3,703
Adjusted EBITDA* (4)	$1,866	$1,979	$1,034	$5,919	$4,197
Adjusted EBITDA margin*	29.9%	30.8%	15.4%	30.8%	20.3%
Selected items:
Cash paid for capital expenditures - network and other	$869	$1,003	$1,233	$3,512	$3,342
Cash paid for capital expenditures - leased devices	$607	$573	$143	$1,724	$143

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	13

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14
Net operating revenues
Voice	$201	$212	$289	$646	$910
Data	42	43	52	134	161
Internet	317	323	333	968	1,018
Other	21	31	18	72	57
Total net operating revenues	581	609	692	1,820	2,146

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	466	495	581	1,495	1,800
Selling, general and administrative	82	85	100	254	273
Depreciation and amortization	50	48	59	144	186
Impairments (3)	—	—	233	—	233
Other, net	20	1	24	22	63
Total net operating expenses	618	629	997	1,915	2,555
Operating loss	$(37)	$(20)	$(305)	$(95)	$(409)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Operating loss	$(37)	$(20)	$(305)	$(95)	$(409)
Impairments (3)	—	—	233	—	233
Severance and exit costs (5)	20	1	2	22	41
Litigation (6)	—	—	6	—	6
Partial pension settlement (7)	—	—	16	—	16
Depreciation and amortization	50	48	59	144	186
Adjusted EBITDA*	$33	$29	$11	$71	$73
Adjusted EBITDA margin*	5.7%	4.8%	1.6%	3.9%	3.4%
Selected items:
Cash paid for capital expenditures - network and other	$74	$63	$81	$205	$205

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	14

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year to Date
	12/31/15	12/31/14
Operating activities
Net loss	$(1,441)	$(3,121)
Impairments (3)	85	2,133
Depreciation and amortization	5,196	3,895
Provision for losses on accounts receivable	385	730
Share-based and long-term incentive compensation expense	58	89
Deferred income tax expense (benefit)	120	(634)
Amortization of long-term debt premiums, net	(236)	(226)
Loss on disposal of leased assets	143	—
Other changes in assets and liabilities:
Accounts and notes receivable	(1,351)	(1,356)
Inventories and other current assets	(278)	(1,044)
Accounts payable and other current liabilities	(811)	1,183
Non-current assets and liabilities, net	137	(281)
Other, net	596	106
Net cash provided by operating activities	2,603	1,474

Investing activities
Capital expenditures - network and other	(3,958)	(3,814)
Capital expenditures - leased devices	(1,724)	(143)
Expenditures relating to FCC licenses	(75)	(121)
Reimbursements relating to FCC licenses	—	95
Change in short-term investments, net	125	966
Proceeds from sales of assets and FCC licenses	36	114
Proceeds from sale-leaseback transaction	1,136	—
Other, net	(25)	(9)
Net cash used in investing activities	(4,485)	(2,912)

Financing activities
Proceeds from debt and financings	755	300
Repayments of debt, financing and capital lease obligations	(727)	(390)
Debt financing costs	(1)	(37)
Proceeds from issuance of common stock, net	10	50
Other, net	10	—
Net cash provided by (used in) financing activities	47	(77)

Net decrease in cash and cash equivalents	(1,835)	(1,515)

Cash and cash equivalents, beginning of period	4,010	4,970
Cash and cash equivalents, end of period	$2,175	$3,455

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Net cash provided by (used in) operating activities	$806	$1,669	$(233)	$2,603	$1,474

Capital expenditures - network and other	(994)	(1,162)	(1,425)	(3,958)	(3,814)
Capital expenditures - leased devices	(607)	(573)	(143)	(1,724)	(143)
Expenditures relating to FCC licenses, net	(30)	(19)	(42)	(75)	(26)
Proceeds from sales of assets and FCC licenses	32	3	13	36	114
Other investing activities, net	(4)	(18)	(3)	(25)	(9)
Free cash flow*	$(797)	$(100)	$(1,833)	$(3,143)	$(2,404)

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	15

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	12/31/15	3/31/15
ASSETS
Current assets
Cash and cash equivalents	$2,175	$4,010
Short-term investments	41	166
Accounts and notes receivable, net	1,033	2,290
Device and accessory inventory	995	1,359
Deferred tax assets	—	62
Prepaid expenses and other current assets	2,317	1,890
Total current assets	6,561	9,777

Property, plant and equipment, net	20,645	19,721
Goodwill	6,575	6,575
FCC licenses and other	40,052	39,987
Definite-lived intangible assets, net	4,807	5,893
Other assets	911	1,077
Total assets	$79,551	$83,030

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,078	$4,347
Accrued expenses and other current liabilities	4,474	5,293
Current portion of long-term debt, financing and capital lease obligations	3,324	1,300
Deferred tax liabilities	186	—
Total current liabilities	11,062	10,940

Long-term debt, financing and capital lease obligations	30,429	32,531
Deferred tax liabilities	13,773	13,898
Other liabilities	3,954	3,951
Total liabilities	59,218	61,320

Stockholders' equity
Common stock	40	40
Treasury shares, at cost	—	(7)
Paid-in capital	27,536	27,468
Accumulated deficit	(6,824)	(5,383)
Accumulated other comprehensive loss	(419)	(408)
Total stockholders' equity	20,333	21,710
Total liabilities and stockholders' equity	$79,551	$83,030

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	12/31/15	3/31/15

Total debt	$33,753	$33,831
Less: Cash and cash equivalents	(2,175)	(4,010)
Less: Short-term investments	(41)	(166)
Net debt*	$31,537	$29,655

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	16

SCHEDULE OF DEBT (Unaudited)
(Millions)

			12/31/15
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
7.625% Notes due 2025	7.625%	02/15/2025	1,500
Sprint Corporation			10,500

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 4)	5.556%	12/15/2017	250
Export Development Canada Facility (Tranche 3)	3.783%	12/17/2019	300
6% Senior notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed notes due 2020	7.000%	03/01/2020	1,000
7% Senior notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			13,830

Sprint Capital Corporation
6.9% Senior notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-priority senior secured notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

Secured equipment credit facilities	1.991% - 2.745%	2017 - 2021	960

Tower financing obligation	6.098%	08/31/2021	237
Capital lease obligations and other	2.348% - 10.517%	2016 - 2023	231
Total principal			32,891

Net premiums			862
Total debt			$33,753
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $323 million in letters of credit outstanding under the unsecured revolving bank credit facility, and (iii) all capital leases and other financing obligations.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	17

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)	Sprint platform refers to the Sprint network that supports the wireless service we provide through our multiple brands.

(2)
Postpaid and prepaid connections from transactions are defined as retail postpaid and prepaid connections acquired from Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(3)
During the second quarter of fiscal year 2015, we recorded $85 million of asset impairments primarily related to network development costs that are no longer relevant as a result of changes in the Company's network plans. For the third quarter of fiscal year 2014, impairment losses were recorded after determining that the carrying value exceeded estimated fair value of both the Sprint trade name and Wireline asset group, which consists primarily of property, plant and equipment.

(4)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a positive impact to EBITDA* and Adjusted EBITDA* primarily due to the fact the cost of the device is not recorded as cost of products but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as equipment revenue at the point of sale and the cost of the device is recognized as cost of products. During the three and nine-month periods ended December 31, 2015, we leased devices through our Sprint direct channels totaling approximately $1.0 and $2.6 billion, respectively, which would have increased cost of products and reduced EBITDA* if they had been purchased under our subsidized program. Also, during the three and nine-month periods ended December 31, 2015, the equipment revenue derived from customers electing to finance their devices through device leasing or installment billing programs was 58% and 59%, respectively, while the remainder of total equipment revenue was derived from customers purchasing devices under our subsidized program as compared to 17% and 16% in prior periods, respectively.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable.

(5)
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under our backhaul access contracts for which we will no longer be receiving any economic benefit, and severance costs associated with reduction in our work force.

(6)	For the third and second quarters of fiscal year 2015 and third quarter of fiscal year 2014, litigation activity is a result of unfavorable developments in connection with pending litigation.

(7)
The partial pension settlement resulted from amounts paid to eligible terminated participants who voluntarily elected to receive lump sum distributions as a result of an approved plan amendment to the Sprint Retirement Pension Plan by the Board of Directors in June 2014.

(8)
As a result of the U.S. Cellular asset acquisition, we recorded a liability related to network shut-down costs, which primarily consisted of lease exit costs, for which we agreed to reimburse U.S. Cellular. During the third quarter of fiscal year 2014, we identified favorable trends in actual costs and, as a result, reduced the liability resulting in a gain of approximately $41 million. During the first quarter of fiscal year 2015, we revised our estimate and, as a result, reduced the liability resulting in approximately $20 million of income.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	18

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Sprint Platform Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings per account as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid account each month.

Sprint Platform Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid phone customer billings as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and excluding proceeds from the sale-leaseback of assets. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	19

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served more than 58.4 million connections as of December 31, 2015 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 3Q15	20